Exhibit 99.1
For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts, Inc. Adopts Tax Benefit Preservation Plan
     ARLINGTON, Va., September 24, 2009 – Interstate Hotels & Resorts (NYSE: IHR), a leading hotel real estate investor and the nation’s largest independent hotel management company, today announced that its board of directors has adopted a tax benefit preservation plan designed to preserve the value of its substantial tax assets.
     The purpose of the plan is to protect stockholder value by attempting to preserve the company’s ability to maximize available federal tax deductions that may be deemed built-in losses and to prevent a possible limitation on the company’s ability to use its net operating losses, capital losses and tax credit carryforwards (the “tax attributes”) to reduce potential future federal income tax obligations.
     The company has experienced and continues to experience tax losses, and under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, Interstate may “carry forward” these losses, as well as capital losses and tax credits, in certain circumstances to offset any current and future earnings with these items, as well as deductions deemed to be built-in losses, and thus reduce Interstate’s federal income tax liability, subject to certain requirements and restrictions.

     However, if the company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code, its ability to use the tax attributes and to use other tax deductions deemed to be built-in losses could be substantially limited, and the timing of the usage of the tax attributes could be substantially delayed, which could significantly impair the value of these assets.
     The tax benefit preservation plan is intended to act as a deterrent to any person or group acquiring 4.99% or more of Interstate’s outstanding common stock (an “Acquiring Person”) without the approval of the board of directors. Stockholders who already own 4.99% or more of the outstanding common stock will not trigger the plan so long as they do not acquire additional shares of common stock aggregating more than 0.1% of the outstanding common shares. The board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the plan.
     The plan is similar to tax benefit preservation plans adopted by many other public companies with significant tax attributes.
     As part of the plan, the Interstate Hotels & Resorts board of directors declared a dividend of one preferred share purchase right for each outstanding share of its common stock. The preferred share purchase rights will only be exercisable if a distribution under the plan is triggered by an “ownership change,” as defined by the Internal Revenue Code. Any rights held by an Acquiring Person are void and may not be exercised.
     Additional information regarding the tax benefit preservation plan will be filed by Interstate in a Current Report on Form 8-K with the Securities and Exchange Commission.

     Interstate Hotels & Resorts, Inc. has ownership interests in 56 hotels and resorts, including seven wholly owned assets.  Including those properties, the company and its affiliates manage a total of 223 hospitality properties with more than 45,500 rooms in 37 states, the District of Columbia, Russia, India, Mexico, Belgium, Canada and Ireland.  Interstate Hotels & Resorts also has contracts to manage 13 to be built hospitality properties with approximately 3,000 rooms.  For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. There can be no assurance that the plan will achieve its intended result or that tax attributes will be available to the company in the future. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the war in Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2008.